                                                                    CONFIDENTIAL
                                                                    ------------

                                                                      EXHIBIT 10

                              Republic Bancorp Inc.

                                October 19, 2000

Dana M. Cluckey, President and Chief Executive Officer
Republic Bancorp Inc.
1070 East Main Street
Owosso, MI 48867

         Re:      Management Retention Agreement
                  ------------------------------

Dear Dana:

         The Board of Directors of the Corporation (Board) of Republic Bancorp Inc. (Corporation) recognizes the possibility of a change in control of the Corporation and understands that this may give rise to uncertainties and questions on your part that could be distracting to you in a way that is detrimental to the Corporation and its stockholders.

         Upon recommendation of the Personnel Committee, the Board has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your assigned duties as our President and CEO, notwithstanding the possibility of a change in control of the Corporation.

         In order to induce you to remain in the employ of the Corporation, and as consideration for your execution of the release described in Subsection 4(ii)(A), which release is an integral part of this Agreement, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (Agreement) in the event your employment with the Corporation is terminated in connection with a "change in control of the Corporation" (as defined in Section 2) in the circumstances described below.

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect while you continue to be employed by the Corporation, and for such further period as may be required for the Corporation to perform its obligations hereunder in the event of the termination of your employment in circumstances giving rise to your entitlement to benefits as provided in Subsection 4(ii).

         2. Change in Control. No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred upon the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (Act), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than 50 percent of either the outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Corporation's then outstanding securities, or a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the Corporation's assets.

         3. Termination Associated with Change in Control. If any of the events described in Section 2 constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(ii) should your employment be terminated during a period (Termination Benefit Period) beginning 6 months before and ending 2 years following the effective date of such change in control of the Corporation, unless such termination is
(A) because of your death, disability or voluntary Retirement, (B) by the Corporation for Cause, or (C) by you other than for Good Reason.

         (i) Voluntary Retirement. Termination by you of your employment based on voluntary "Retirement" shall mean voluntary termination which you elect in accordance with the Corporation's retirement policy (including any early retirement policy adopted before a change in control of the Corporation) generally applicable to its salaried employees or in accordance with any retirement arrangement established for you by the Corporation (and with your consent).

         (ii) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination upon

                  (A) the continued failure by you to remedy material and substantial deficiencies in your performance of the duties associated with your employment by the Corporation within 30 days following the date a written demand is delivered to you by the Board, which demand specifically identifies such deficiencies; provided that you need not respond to such demand in respect of:

                           (a) any such failure resulting from your incapacity due to physical or mental illness, or

                           (b) any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason, as those terms are defined in Subsections 3(iv) and 3(iii), respectively; or

                  (B) your engagement in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, including but not limited to embezzlement, theft, fraud or other felony involving the Corporation or its assets.

                  Notwithstanding the above, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the Board at a meeting of the Board called and held for such purpose (after at least 10 business days' notice to you and an opportunity for you to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B), specifying the particulars thereof in detail.

         (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (A), (E), (F) or (G), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(iv) and 3(v), respectively, given in respect thereof:

                  (A) the assignment to you of any duties inconsistent with your status as a senior executive officer;

                  (B) a reduction in your annual base compensation as in effect on the date hereof or as the same may be increased from time to time;

                  (C) any requirement that you be based anywhere other than in Michigan, provided that if the principal executive offices of the Corporation or its successor owner are relocated and you request assignment to such location in a senior executive capacity, the denial of such request shall also constitute Good Reason;

                  (D) the failure by the Corporation or its successor owner, without your consent, to pay to you any portion of your base or incentive compensation when due;

                  (E) the failure by the Corporation or its successor owner to continue to provide you with health, life insurance, disability, vacation and retirement benefits substantially equivalent to those provided to its other key executives;

                  (F) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5; or

                  (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection
                           (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

                  Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (iv) Notice of Termination. Any termination of your employment by the Corporation, by its successor owner or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (v) Date of Termination "Date of Termination" shall mean 30 days after Notice of Termination is given.

         4. Compensation Upon Termination. Upon termination of your employment during a Termination Benefit Period associated with a change in control of the Corporation, you shall be entitled to the following benefits:

         (i) If your employment shall be terminated by the Corporation or its successor owner for Cause or by you other than for Good Reason, disability, death or voluntary Retirement, the Corporation shall pay you your full base compensation and continue to provide you with life, disability, accident, health insurance, vacation, retirement and other benefits, through the Date of Termination at the rate or on the terms in effect at the time Notice of Termination is given, and the Corporation shall have no further obligations to you under this Agreement. If it is not known at the time that such termination is taking place during a Termination Benefit Period but it is afterwards established that it did take place during such a Period, then the Corporation shall promptly provide to you any compensation and/or benefits due under this Subsection (i) to the extent they were not previously provided (or the reasonable cash value of coverage or benefits, if it is no longer possible to provide specific coverage or benefits).

         (ii) If your employment shall be terminated either (a) by the Corporation or its successor owner other than for Cause, voluntary Retirement, death or disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided under paragraphs (A), (B), (C) and, if applicable,
                  (D), below:

                  (A) The Corporation (or successor owner) shall pay you as severance pay a lump sum severance payment equal to 2 times your annual base compensation, as being paid to you at the time of termination; provided that if the sum of payments under paragraphs (A), (B) and (C) of this subsection (ii) would equal or exceed 3 times your "base amount" under Section 280G of the Internal Revenue Code (Code), then payment under this paragraph (A) shall be reduced (but not below zero) until the sum of payments under paragraphs (A), (B) and (C) is equal to the product of 2.99 multiplied by such base amount. As a condition precedent to the

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                           payments provided for under paragraphs (A), (B)
                           and/or (C), you shall be required to execute a release in the form attached as Exhibit A.

                  (B) If, as a consequence of the termination of your employment. you are rendered ineligible to receive a contribution which would (but for such termination) have been made by the Corporation to its 401(k) plan for your account, the Corporation (or successor owner) shall pay you a cash amount equal to that contribution. Additionally, for a period of one year following the date of your termination of employment, the Corporation (or successor owner) will, at its expense, continue to cover you and your eligible dependents under the health and dental programs in effect at the time of termination of your employment (or substantially similar coverage if those programs are changed); provided further that --

                           (a) Your right to purchase continuation coverage that may be available under COBRA shall be deemed to commence upon expiration of the one-year period of coverage described above.

                           (b) Your coverage as described above will be discontinued in the event you receive substantially similar benefits from a subsequent employer.

                  (C)      In lieu of --

                           shares of common stock of the Corporation
                           (Corporation Shares) issuable upon exercise of options currently outstanding or hereafter granted to you --

                                    including but not limited to options issued under one or more Option Plans of the Corporation as well tandem options issued under its Voluntary Management Stock Accumulation Program but excluding options which had become
                                    vested or otherwise exercisable by you prior to termination of your employment --

                           (which unvested/non-exercisable options shall be canceled upon the making of the payment referred to below), and/or shares of restricted stock of the Corporation (Restricted Shares), including but not limited to shares granted under the Corporation's Incentive Stock Plan (formerly known as the Restricted Stock
                           Plan), which you are entitled to receive upon lapse of restrictions that still apply at the time of termination of your employment (which rights shall be canceled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (I) the excess of the amount which is the greater of --

                                    (a) the average of the high bid price and the low ask price of Corporation Shares at the close of trading as reported on the NASDAQ market system on or nearest the Date of Termination, or

                                    (b) the highest per share price for
                                    Corporation Shares actually paid in
                                    connection with any change in control of the Corporation,

                           times (II) the full number of Corporation Shares and Restricted Shares which you were entitled to acquire, whether or not you had previously become entitled to acquire same, reduced by amounts that you would have been required to pay in exercising options.

                           If it is not known at the time that such termination is taking place during a Termination Benefit Period but it is afterwards established that it did take place during such a Period, then the Corporation shall promptly pay you the cash amounts due under this Subsection (ii) to the extent they were not previously paid.

                  (D) If it shall be determined that payments to you pursuant to this Agreement or any other payment or benefit from the Corporation, any Affiliate, any shareholder of the Corporation or any other person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then you shall receive a Tax Gross-Up Payment with respect to all such excise taxes and similar taxes. As used in this paragraph (D) --

                           "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Corporation. For purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

                           "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

                           "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by you with respect to any applicable item of income.

                           "Tax Gross-Up Payment" means an amount payable to you such that, after payment of Taxes on such amount, there remains a balance sufficient to pay the Taxes being reimbursed.

                  (E) The payments provided for in paragraphs (A) and (C), above, shall be made to you, net of applicable withholding taxes, not later than the fifteenth business day following the Date of Termination (or such later date as may be required for observation of time periods prescribed in the release required by paragraph (A), above). The payment (in lieu of 401(k) contribution) provided for in paragraph (B), above, shall be made to you, net of applicable withholding taxes, as soon as practicable after the end of the plan year which included your date of termination. The payment provided for in paragraph (D), above, shall be made not later than the fifteenth business day following the date on which Ernst & Young and your tax preparer have concurred in the amount of such payment; provided that if they have not concurred by a date which is one week prior to the due date of the Taxes in question, then the Corporation shall promptly pay to you an estimate, as determined in good faith by the Corporation, of the minimum amount of such paragraph (D) payment and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due under paragraph (D), such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (iii) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise, except as specifically provided in this Section 4.

         (iv)     In addition to all other amounts payable to you under this
                  Section 4, you shall be entitled to receive all benefits payable to you under any plan or agreement relating to retirement benefits.

5.       Successors; Binding Agreement.
         -----------------------------

         (i) The Corporation shall obtain the agreement of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. If the form of such succession is (a) an acquisition of the assets or securities of the Corporation by an entity that is owned or controlled, directly or indirectly, by a third "person" (as such term is used in Section 2) or (b) a merger with such an entity, then the Corporation shall also obtain from such person (as well as from such entity) an express assumption of and agreement to perform this

                  Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

         (ii) This Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by you on a form provided by the Administrator (provided that you may change such beneficiary from time to time by filing a new form); or, if there is no such beneficiary, to your estate.

         6. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in Ingham County, Michigan in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Corporation or its successor owner, one by you (or in the event of your prior death, your beneficiary) and the third of whom shall be promptly appointed by the first two arbitrators. Arbitrators appointed by the parties shall be named within 10 business days following service of the demand for arbitration (Service). The arbitration shall be conducted as a de novo review in accordance with the Commercial Arbitration Rules of the American Arbitration Association (Association). Each party shall instruct its/his selected arbitrator to complete selection of the third arbitrator within 25 business days following Service. The parties shall specifically request the Association to require that the designated arbitrators schedule a hearing no later than 45 business days following Service, that the hearing be closed within 75 business days following Service and that the arbitrators issue their award not later than 100 business days following Service. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Personnel Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No oral agreements or representations with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, except to the extent preempted by Federal law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Nothing contained in this Agreement shall be deemed to create an employment contract between you and the Corporation for any fixed period of time or to change in any respect the nature or extent of your rights to continue in the employ of the Corporation (subject to the Corporation's obligations to perform its required obligations under this Agreement).

         9. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       REPUBLIC BANCORP INC.


                                       By /s/ Jerry D. Campbell
                                          --------------------------------------
                                          Jerry D. Campbell
                                          Its Chairman of the Board



Agreed to this 19th day of October, 2000


/s/ Dana M. Cluckey
-----------------------------
   Dana M. Cluckey

                                    EXHIBIT A
                                    ---------

                         AGREEMENT TO RELEASE ALL CLAIMS
                         -------------------------------

         1. In consideration for a severance payment and other benefits under the Management Retention Agreement dated October 19, 2000, and to which I would not otherwise be entitled, and for other good, valuable and separate consideration, I, Dana M. Cluckey, individually, on behalf of myself and on behalf of my respective heirs, legal representatives and assigns, do hereby forever and fully release and discharge Republic Bancorp Inc. (Republic), its predecessors, subsidiaries, successors, affiliates, distributors, dealers, directors, officers, agents and employees (Released Parties) from all actions, causes of action, claims, demands, damages (including compensatory, exemplary, statutory and punitive damages), attorneys' fees, costs, debts, sums of money, bills, covenants, contracts, liens, controversies, agreements, promises and executions of any kind, in law, equity or otherwise, which I, individually or in any representative capacity have or have ever had (as an employee (including officer), participant in any pension or welfare plan, or shareholder) against the Released Parties because of or arising out of any employment-related or shareholder-related matter and/or event occurring on or before the date I sign this Agreement to Release All Claims (Release). This Release includes specifically, but not by way of limitation, any and all claims of discrimination, wrongful discharge, breach of contract, fraud, promissory estoppel, misrepresentation, retaliation, all claims under or in connection with the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Person's With Disabilities Civil Rights Act, the Americans with Disabilities Act, any other Michigan and federal statutes and the common law of the State of Michigan and the United States, actions based on tort, public policy, defamation, or injuries incurred on the job or incurred as a result of loss of employment, and any and all claims and demands of every conceivable kind based upon or in connection with or involving Employee's employment and the termination of such employment.

         Nothing in this Waiver and General Release shall constitute a waiver of any claim or right of Employee that may arise from events occurring after the date the Waiver and General Release is executed by Employee, or of the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission.

         This Agreement is not intended to release --

         o any accrued claims for compensation or for welfare plan benefits and/or vested pension benefits that have accrued but remain unpaid as of the date hereof,

         o any claim under the Management Retention Agreement dated October 19, 2000,

         o any claim to indemnification arising under Republic's articles of incorporation or bylaws or under any express agreement to which Republic and I are parties, or

         o any direct claim in a securities law or corporate law cause of action against any one or more Released Parties, based on acts or omissions taking place or first discovered subsequent to the date of this Release, or, if initiated before the date of this Release, in which I am a passive party, not involved in any way in the production of documents, evidence, or ideas used in the development of that claim, provided my own acts or omissions as an employee, officer, director or agent of any Released Party are not in issue.

         2. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise that I will not begin any legal, equitable or administrative proceeding against any or all of the Released Parties for any claim of the kind described in paragraph 1 arising on or before the date I sign this Release, and that this Release will serve as a defense to and a basis for an injunction against any legal, equitable or administrative proceeding I or my heirs, legal representatives or assigns begin against the Released Parties for any such claim arising on or before the date I sign this Release.

         3. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree to waive reinstatement to any position with any of the Released Parties and further promise and agree not to apply for a position in the future with any Released Party that was previously my employer.

         4. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree that neither I nor anyone acting on my behalf will disclose the terms of this Release. I understand that such nondisclosure is a material consideration for the Released Parties having entered into this Release.

         5. This Release, and all of its terms and provisions, shall be construed in accordance with the laws of Michigan. If any provision of this Release shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision in this Release, and this Release shall be construed as though the invalid or unenforceable provision was never included.

         6. I acknowledge that I have been advised to consult with an attorney before signing this Release.

         7. I acknowledge that my employer has given me a period of 21 days within which to consider signing this Release.

         8. I understand that for seven days after I sign this Release I may revoke it, and that this Release shall not become effective or enforceable until the seven day period has expired.

         9. I HAVE CAREFULLY READ THIS RELEASE, I HAVE HAD THE OPPORTUNITY TO DISCUSS ITS PROVISIONS WITH AN ATTORNEY, I FULLY UNDERSTAND THIS RELEASE, AND I FREELY AND VOLUNTARILY SIGN IT.

         10.      I have signed this Release on ____________, ____.

THIS IS A RELEASE                  READ BEFORE SIGNING
In the presence of:
                                                          [specimen]

---------------------                                ---------------------


                                      A-2